NEWS RELEASE

    FOR IMMEDIATE RELEASE

Christopher DelOrefice to Join BD as Chief Financial Officer

FRANKLIN LAKES, N.J. (Aug. 11, 2021) – BD (Becton, Dickinson and Company) (NYSE: BDX), a leading global medical technology company, today announced that Christopher DelOrefice has been named executive vice president and chief financial officer (CFO), effective Sept. 6, 2021. DelOrefice succeeds Christopher Reidy, 64, who announced his intent to retire from BD last week.

DelOrefice, 50, will join BD from Johnson & Johnson (J&J), where he is currently vice president of Investor Relations. In nearly two decades at J&J, DelOrefice has also held a variety of senior finance leadership roles, including CFO of both the Consumer and Medical Devices segments for North America. He also held finance leadership roles for J&J Supply Chain, Corporate Mergers and Acquisitions, Consumer Global R&D and the Pharmaceutical North America Business Development and Commercial Contracting Finance groups. Prior to J&J, DelOrefice held leadership positions in cost accounting, global audit and financial reporting at Astra Zeneca Pharmaceuticals, AET Films, Inc. and Ametek, Inc.
“Chris has the right mix of strong operational and corporate finance experience that is highly relevant to his new role as CFO at BD,” said Tom Polen, chairman, CEO and president of BD. “His deep experience in health care and medical technology — including supporting multiple large businesses and functions at J&J — will help create a seamless transition as CFO. His investor relations expertise provides additional value to the investment community who know him well. Chris’ track record leading and developing strong finance teams will be an asset to BD.”
DelOrefice will gain immediate responsibility of the global finance organization when joining BD, and Reidy will transition the leadership of BD’s Technology & Global Services (TGS) organization to DelOrefice by the end of the calendar year.
“It is an exciting time to be joining BD as it continues to evolve into one of the most relevant global medical technology companies in the world,” said DelOrefice. “The positive impact on the lives of patients worldwide and its ability to make meaningful progress on some of the most challenging global health issues of our time make BD truly unique in the medical technology industry. I look forward to helping the BD team drive its 2025 growth strategy, optimize its margins and continue to generate shareholder value.”
DelOrefice earned his Bachelor of Science and Master of Business Administration degrees from Villanova University. He received his certified public accountant certification from the Commonwealth of Pennsylvania. He is a member of the Global Investor Relations Executive Council and also remains actively engaged in education and development initiatives at Villanova University.

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About BD
BD is one of the largest global medical technology companies in the world and is advancing the world of health by improving medical discovery, diagnostics and the delivery of care. The company supports the heroes on the frontlines of health care by developing innovative technology, services and solutions that help advance both clinical therapy for patients and clinical process for health care providers. BD and its 70,000 employees have a passion and commitment to help enhance the safety and efficiency of clinicians' care delivery process, enable laboratory scientists to accurately detect disease and advance researchers' capabilities to develop the next generation of diagnostics and therapeutics. BD has a presence in virtually every country and partners with organizations around the world to address some of the most challenging global health issues. By working in close collaboration with customers, BD can help enhance outcomes, lower costs, increase efficiencies, improve safety and expand access to health care. For more information on BD, please visit bd.com or connect with us on LinkedIn at www.linkedin.com/company/bd1/ and Twitter @BDandCo.

Contacts:

Media:    Investors:
Troy Kirkpatrick    Kristen M. Stewart, CFA
VP, Public Relations    SVP, Strategy & Investor Relations
858.617.2361    201.847.5378
troy.kirkpatrick@bd.com     kristen.stewart@bd.com